EXHIBIT 10.3

[NCR Logo]

Wilbert Buiter	1700 South Patterson Boulevard
Senior Vice President, Global Human Resources	Dayton, Ohio 45479

September 8, 2002

Mr. Howard Lance
5 Volusia Ave.
Dayton, OH 45409

Re: Terms of Separation

Dear Howard:

This letter agreement (“Agreement”) identifies the payments and other benefits NCR Corporation (“NCR”) will provide to you in connection with your separation from employment with NCR, in exchange for the release contained in this Agreement. Effective September 9, 2002, your position as President of NCR, and Chief Operating Officer of the Retail Financial Group is eliminated; and you are no longer required to report to the office. Under this Agreement, your termination date will be October 4, 2002.

1.	Severance Payment. You will receive a cash payment totaling $625,000, which is equal to one times your current annual base salary. This amount will be paid as a lump-sum amount in your final paycheck to be paid on October 18, 2002.

2.	Business Performance Plan Award. You are eligible for a Business Performance Plan (“BPP”) award for 2002 on a pro-rata basis for nine months. For purposes of this Agreement, the calculation of the potential BPP award for the 2002 performance year will be based on the percentage of achievement of financial measures as outlined in the plan. As outlined in the plan, no payout will occur if the threshold of the measures is not accomplished. In the event, the plan is altered or modified for 2002, your award will be administered in a manner consistent with other participants with the same performance measures. NCR will provide you with copy of the bonus calculation detailing the result of each measure. You will not be eligible to participate in the 2003 BPP plan or any subsequent years.

3.

Health and Dental Benefits, Life and AD&D Insurance. For the first twenty-six weeks following your Termination date, NCR will offer the Core NCR Health Care Plan and the Core NCR Dental Plan for you and your eligible dependents at the current contribution rates of active employees. You also have the option to maintain the health care coverage you were enrolled in immediately prior to termination, by paying the difference between the premium of that plan and the premium of the Core NCR Health Care Plan. Health care and dental care coverage for Special Dependents (as defined by the Plan) must be elected and paid for through COBRA beginning from the date of termination.

4.	Vacation Time. You will be paid for any accrued but unused 2002 vacation time as of October 4, 2002. You will not accrue any additional vacation after your termination date.

5.	Pension Benefits. You are not vested in any NCR pension plans since you have less than five years of service.

6.	Savings Plan and Stock Purchase Plan. You are currently 20% vested in the company contributions to your Savings Plan account. You may take a distribution from the Savings Plan after your Termination Date. To initiate a distribution or to obtain information, contact the NCR Benefits Center at 1.800.245.9035. You may also access your Savings Plan account online by visiting Fidelity’s NetBenefits at http://netbenefits.fidelity.com. While you are still on the active payroll and receiving salary compensation, you may continue contributions to the Savings Plan or Stock Purchase Plan.

7.	Equity Based Incentives.
Stock Options - In accordance with the NCR Management Stock Option Plan, your stock options will continue to vest through your Termination Date of October 4, 2002. You will have 59 days from your Termination Date to exercise vested stock options. Any unvested stock options will be forfeited. You will not receive a stock option grant for 2003.

Effective September 9, 2002, it will no longer be necessary for you to clear option exercises with the NCR Law Department. Provided you do not purchase or sell NCR shares on the open market during the time period remaining until that date, you also will not need to clear open market purchases and sales. However, during the period until your Termination Date, you will continue to be subject to insider trading black-out periods, because you are in a D Band or above capacity. Please note, even when black-out periods are not in effect, if you have actual material inside information concerning the company, you may not exercise options or otherwise purchase or sell NCR securities until the information becomes public.

Restricted Stock – Shares that are unvested will be forfeited upon your termination.

8.	Post-Termination Life Insurance Conversion. During a thirty-day window immediately following your Termination Date, you may convert your additional life insurance coverage in effect prior to your termination date to an individual policy. Call the Benefits Service Center at 1-800-421-7944 to request a conversion form.

9.	Outplacement. NCR will provide executive outplacement services commensurate with your level via Right Management Associates for a period up to twelve months beginning October 4, 2002. The outplacement services must be initiated by you within six months of October 4, 2002 or the services will be forfeited. Please contact Wilbert Buiter at 937.445.158 to initiate your participation in the outplacement program.

Terms and Conditions

10.	Business Expenses. You agree that you will submit all expense statements for reasonable business expenses prior to your Termination Date or as soon thereafter as is practicable.

11.	Company Property. In accordance with your existing and continuing obligations to NCR, you agree to return to NCR, on or before your last day of active work, all NCR property or copies thereof, including, but not limited to, files, records, computer and related hardware and software, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans and other property which you received or prepared or helped to prepare in connection with your employment with NCR, and to assign to NCR all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by you during the course of your employment. NCR will extend the usage of a replacement laptop computer and network access, mobile phone, and fax machine and printer currently located in your home until your Termination Date.

12.	Proprietary Company Information. You affirm your obligation to keep all “Proprietary Company Information” confidential and not to disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this letter agreement, the term “Proprietary Company Information” includes, but is not necessarily limited to, confidential, technical, marketing, business, financial or other information not publicly available.

13.	Confidentiality. You agree to keep this letter agreement confidential and not to disclose its contents to anyone except your immediate family, your executive outplacement counselor, your financial consultant, or your attorney, provided that such persons agree in advance to keep said information confidential and not disclose it to others.

14.	Material Breach. You understand and agree that a violation of the paragraphs relating to Company Property or Proprietary Company Information, unless you have a right to use such Property or Proprietary Company Information pursuant to a separate agreement with NCR, will be considered a material breach of this letter agreement, for which you will forfeit any moneys not already paid under this letter agreement. The provisions of this paragraph in no way limit NCR’s right to also commence an action for damages and/or pursue other legal or equitable remedies in the event you breach any provision of this letter agreement. In the event NCR takes such action, all of your other obligations under this letter agreement shall remain in full force and effect.

15.	Non-Solicitation. In consideration of NCR’s payment of the severance benefits described in this Agreement, you agree that, for a one year period after your Termination Date, (up to and including October 4, 2003), you will not, without the prior written consent of the Chief Executive Officer of NCR, recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR or its associated companies to terminate their employment with or otherwise cease their relationship with NCR.

16.	Non-Competition. In consideration of NCR’s payment of the severance benefits described in this Agreement and the benefits coverage being extended to you pursuant to this Agreement, you agree that for a one year period after your Termination Date (up to and including October 4, 2003), you will not, within the United States, either as an employee or consultant, perform services of the type you performed during your active NCR employment, for any of the following-named competitors of NCR: IBM (Global Services or Retail Point of Sale), Unisys, EDS, Diebold, Wincor, Triton, Optimal Robotics, Fijitsu, or PSI. You acknowledge that this restriction is reasonable in both scope and duration and will not in any manner prevent you from earning a livelihood following your departure from NCR. Inasmuch a breach of these terms would cause irreparable harm to NCR, NCR may obtain an injunction and restraining order prohibiting further violations, provided NCR has given you written notice of the claimed breach.

17.	Cooperation and Support. You agree to be fully supportive and cooperative towards the Company and to assist in transitioning your duties. You further agree that for a period of one year after your Termination Date, you will not make any disparaging comments or communications relating in any way to NCR, its management, the Board of Directors, Company practices, business operations, policies and procedures. In addition, for an identical period, you agree that you will not make any public statement relating in any way to the Company or the above listed topics or individuals without the advance consultation and approval of the CEO. After a period of six months from your Termination Date, if you have fully complied with the provisions of this paragraph and all other obligations you have in this Agreement, NCR agrees to recommend to the Compensation Committee of the Board of Directors the following:

•	The Company reimburse real estate commissions for the sale of your primary residence at 5 Volusia Ave. for the lesser of 6% or $100,000 as well as reasonable moving expenses for your household goods within the continental US, provided you supply adequate proof that such expenses are not customarily reimbursed under the policies or practices of any new employer which hires you during such period.
•	The Company provide continued eligibility for an additional 52 weeks of health insurance coverage for you and your family under the same terms and conditions (including your contribution rates) as would apply to active employees of NCR.
•	If the Compensation Committee of the Board accepts the Company’s recommendation outlined above, you agree that the terms of this Paragraph 17 which limit or affect your right to make comments or communications shall continue for a period of 24 months after your Termination Date.

Release and Indemnification

18.

Waiver of Rights. You acknowledge that there are various state, local and federal laws that prohibit employment discrimination on a number of bases including, but not limited to, age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement Income Security Act, as amended 29 U.S.C. Sec. 1001 et. seq.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this Agreement, you hereby waive and release any rights you may have as of the date of your execution of this letter agreement under these or any other laws with respect to your employment and termination of employment with NCR and acknowledge that based on your knowledge as of the date of your execution of this Agreement, NCR has not (a) discriminated against you, (b) breached any contract with you, (c) committed any civil wrong (tort) against you, or (d) otherwise acted unlawfully towards you.

19.	Release of Claims. You, on behalf of yourself, your heirs, executors, administrators, successors and assigns, release and discharge NCR and its successors, assigns, subsidiaries, affiliates, directors, officers, representatives, agents and employees (“Releasees”) from any and all claims, (including claims for attorney’s fees and costs), charges, actions and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, as well as from all claims for personal injury, actual or potential, to the date of your execution of this letter agreement. This includes, but is not limited to, claims arising under federal, state or local laws prohibiting age, sex, race or any other forms of discrimination or claims growing out of any legal restrictions on NCR’s right to terminate its employees. You represent that you have not filed any charge or lawsuit against NCR or any Releasee with any governmental agency or court and that you will not institute any actions against NCR or any Releasee for any reason, except that you may file a charge with the Equal Employment Opportunity Commission concerning claims of discrimination and you may participate in any manner in an investigation, hearing or proceeding. However, you waive your right to recover any damages or other relief in any claim or suit brought by you or the EEOC or any other federal, state or local agency on your behalf, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act, or any other federal, state or municipal discrimination law. If you breach this paragraph, you understand that you will be liable for all expenses, including your costs and reasonable attorney’s fees. This paragraph is not intended to limit you from instituting legal action for the sole purpose of enforcing this Agreement.

Additional Terms and Conditions

20.	Governing Law. This Agreement shall be governed by the laws of the State of Ohio. If any part of this Agreement is held to be unenforceable, the parties intend for the remaining portion of this letter agreement to be given full force and effect.

21.	Entire Agreement. This Agreement contains the entire agreement between NCR and you with respect to your termination of employment with NCR and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof, provided, however, that the terms of any stock option or benefit plans in which you are a participant will govern the payment of benefits from the respective plans. You represent and acknowledge that in signing this Agreement you have not relied on any representation or statement not set forth herein made by any of the Releasees or by any of the Releasee’s agents, representatives or attorneys with regard to the subject matter of this letter agreement. Any waiver or modification of the terms of this Agreement must be in writing and signed by you and NCR.

22.	Arbitration. Any controversy or claim related in any way to this Agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the ar bitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

23.	Revocability. You understand that, pursuant to the Older Workers Benefit Protection Act of 1990, you have the right to consult with an attorney before signing this Agreement, you have 21 days to consider NCR’s termination offer before signing any agreement with respect thereto, and you may revoke any such agreement within seven (7) calendar days after signing it. Revocation must be made by delivering a written notice of revocation to Wilbert Buiter, NCR Corporation, 1700 S. Patterson Blvd., Dayton, Ohio 45479. For this revocation to be effective, written notice must be postmarked no later than the close of business on the seventh day after you sign this letter agreement. If you revoke this Agreement, you will not receive any of the benefits described herein.

24.	Acknowledgment. By signing this Agreement, you state that:

(a)	You have read it and have had sufficient time to consider its terms;

(b)	You understand it and know that you are giving up important rights;

(c)	You agree with everything in it;

(d)	You have been advised of and are aware of your right to consult an attorney before signing it.

(e)	You have signed it knowingly and voluntarily.

If you are in agreement with this letter agreement, please sign below no later than 5:00 p.m. EDT September 30, 2002.

Sincerely,

/s/ Wilbert Buiter

Wilbert Buiter
Senior Vice President
Global Human Resources

Accepted:
By: /s/ H. L. Lance
Name: Howard L. Lance
Dated: September 30, 2002

c:     Lars Nyberg, Chief Executive Officer